EXECUTION VERSION

December 9, 2019

Stuart Rosenstein
Address on file with the Company
Re:     Amendment to Employment Agreement
Dear Stuart:
This letter confirms our recent discussions regarding certain changes to your Employment Agreement, dated October 16, 2017 (the “Employment Agreement”), with Townsquare Media, Inc. (the “Company”). Except as otherwise set forth herein, the terms and conditions of your Employment Agreement will be unaffected by this letter. Capitalized terms used but not defined herein will have the meaning set forth in your Employment Agreement.

•
Employment Term. Effective as of the date of this Amendment to Employment Agreement, the “Employment Term” of your Employment Agreement is hereby extended through the sixth (6th) anniversary of the Commencement Date, subject to your and the Company’s right to terminate your employment in accordance with Section 5 of the Employment Agreement. For the avoidance of doubt, the initial Employment Term of your Employment Agreement will now end on October 16, 2023, rather than October 16, 2020.

•	A new sentence is added to the end of Section 3(c) of the Employment Agreement as follows:
Equity awards granted to Executive under the 2014 Plan will fully accelerate and vest upon a Change in Control (as defined in the 2014 Plan).

•	Severance. Section 7(c)(iii) of the Employment Agreement is hereby amended and restated in its entirety as follows:
The Company shall pay Executive as severance pay, in lieu of any other severance compensation under any Company severance plan or policy of general applicability, an amount in cash equal to one (1) times (or, if such termination of employment is within twelve (12) months following a Change in Control, two (2) times) the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect immediately prior to the termination and without regard to any reduction thereto which constitutes Good Reason. In the event Executive’s employment is terminated by the Company without Cause prior to a Change in Control, and the Change in Control is consummated within six (6) months thereafter (such termination, an “Anticipatory Termination”), the Company shall, no later than 30 days following the Change in Control, pay Executive an additional amount in cash equal to one (1) times the sum of Executive’s Base Salary and Target Bonus. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the 2014 Plan;

•	Section 7(c)(v) of the Employment Agreement is hereby amended and restated in its entirety as follows:
Executive’s outstanding equity awards will be treated in accordance with the terms of 2014 Plan, the applicable award agreements and this Agreement; provided that the Company shall cause the immediate vesting of any outstanding unvested equity-based awards held by Executive as of his termination date that pursuant to their terms would have vested within twelve (12) months following such date; provided further that any outstanding stock option awards, once vested in accordance with their terms and this Section 7(c)(v), will remain exercisable until the earlier to occur of (x) the original expiration date of such stock option award and (y) the date that is twenty-four (24) months following Executive’s termination date. In the event that Executive’s termination constitutes an Anticipatory Termination, the portion (if any) of Executive’s equity awards that remain unvested after giving effect to the previous sentence shall remain outstanding until the earliest to occur of, (i) solely with respect to stock option awards, the original expiration date of such stock option award, (ii) the date that is six (6) months following Executive’s termination date and (iii) a Change in Control.
The changes to your Employment Agreement described above shall become effective as of the date hereof.
***
We are looking forward to your continued leadership.
[Signature Page Follows]

TOWNSQUARE MEDIA, INC.

/s/ David Quick___________
By: David Quick
Title: Chair, Compensation Committee

ACCEPTED AND AGREED:

/s/ Stuart Rosenstein___________
Stuart Rosenstein

[Signature Page to Amendment to Rosenstein Employment Agreement]

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